(g)(60)
1st March 2011
State Street Bank & Trust Company
1776 Heritage Drive
Adam Building 2 North
North Quincy, MA 02171
          Re:     Goldman Sachs Trust: Additional Portfolio Under the Goldman Sachs Trust
Ladies and Gentleman:
This is to advise you that the Goldman Sachs Trust (the “Trust”) has established four new series of shares to be known as the Goldman Sachs China Equity Fund, Goldman Sachs India Equity Fund, Goldman Sachs Brazil Equity Fund and Goldman Sachs Korea Equity Fund (the “Funds”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract (the “Contract”), dated as of July 15, 1991, as amended, between the Trust (and the predecessor to the Trust) and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian of the Funds under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST

By: Name:	/s/ Peter Bonanno Peter Bonanno
Title:	Secretary of the Trust

Agreed to as of this 31st day of March, 2011

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Michael F. Rogers Michael F. Rogers
Title:	Executive Vice President